FIRST INVESTORS CORPORATION

                       403(b) CUSTODIAL ACCOUNT AGREEMENT
                 FIRST FINANCIAL SAVINGS BANK, S.L.A., CUSTODIAN
      FOR EMPLOYEES OF NON-PROFIT ORGANIZATIONS AND FOR CUSTODIAL ACCOUNTS
   NOT SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974 (ERISA)


The Custodial Account established by the Employer is created pursuant to Section 403(b)(7) of the Internal Revenue Code of 1986, as amended, and regulations thereunder (collectively referred to as the "Code") in order to provide a treatment benefit for the Employee named in the 403(b) Custodial Master Account Application, which is made a part of this Agreement ("the Application"), solely through investment in the securities of a regulated investment company.

Any Employer that establishes this Custodial Account must be an organization described in Section 403(b)(1)(A) of the Code. The Employer represents that the Custodial Account is exempt from the requirements of the Employee Retirement Income Security Act of 1974 ("ERISA") because it is a governmental plan as defined in Section 3(32) of ERISA, a church plan as defined in Section 3(33) of ERISA, or because Employer involvement with the Custodial Account is limited in accordance with Section 2510.3-2(f) of the Department of Labor regulations.

In the event that the Custodial Account is not exempt from the requirements of ERISA due to the Employer making contributions to the Account (as distinguished from the Employees' salary reduction contributions) or for any other reason, then in such event it shall be the Employer's responsibility to comply with the relevant reporting, documentation, discrimination, and disclosure requirements applicable under the Code and ERISA.

I.       CONTRIBUTIONS

Contributions must be made by check or money order payable to First Investors 403(b) and may be made in one or more payments, provided however, that no such payment shall be smaller in amount than the minimum amount, if any, required for investment in the securities of the selected Designated Investment Company. The Custodian shall have no obligation to compel the Employer or the Employee to make any Contribution, nor shall the Custodian be required to notify the

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Employer or Employee if any Contribution made exceeds the "exclusion  allowance"
under Section 403(b)(2) or limitations under Sections 402(g) and 415 of the Code. In no event may contributions to the Custodial Account and all other plans, contracts or arrangements of the Employer exceed the limitation in effect under Section 402(g)(1) of the Code.

A transfer of monies from an existing custodial account qualified under Section 403(b) of the Code may be made to the Custodial Account provided that the terms of such custodial account or annuity do not disallow such transfer. Neither First Investors Corporation, Administrative Data Management Corp., the Custodian, nor any of their affiliates or agents shall be liable in any manner if a transfer is made by an Employee from a 403(b) account that does not allow for such a transfer. Any monies transferred hereunder shall be invested by the Custodian in accordance with written instructions received pursuant to Section
IX. hereunder provided, however, that amount transferred may be invested only in securities of a Designated Investment Company as defined in Section III. below. Written instructions accompanying any such transfer shall state that the amount being transferred is a transfer from a 403(b) Custodial Account or annuity, as the case may be.

II.      ACCOUNT

The Custodian  shall  maintain a Custodial  Account (the  "Account")  reflecting
Contributions and any transfers of cash made in accordance with Section I. above, the investment thereof, and any income gains, or losses attributable to such investments. The interest of the Employee in the Account shall at all times be non-forfeitable, and the assets therein shall not be commingled with the property of others, provided however, that investment in securities of a Designated Investment Company shall not be considered commingling. Contributions to the Account, and the income thereon, may not be used for, or diverted to, purposes other than for the exclusive benefit of Employees and their beneficiaries.

III.     INVESTMENTS

The Custodian shall invest all contributions less unpaid custodial fees (if any) in the securities of the Designated Investment Company(ies) specified on the Application, and the Custodian or its nominee shall be the holder of record, and the Employee shall be the beneficial owner, of all such securities and any other property

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in the Account. The term "Designated Investment Company" shall mean a registered investment company of the open-end management or unit investment trust type, the securities of which are sponsored, distributed and underwritten by First Investors Corporation, all of which are regulated investment companies within the meaning of Section 851(a) of the Code. The selection of Designated Investment Company with respect to both the investment of Contributions previously made and those made in the future may be changed upon receipt by the Custodian of Written Instructions, as provided in Section IX. below, requesting such change, subject to the requirements that the minimum investment in any Designated Investment Company shall not be smaller than the minimum amount, if any, required for investment in the securities of any selected Designated Investment Company. Investments held in the Account may be divided between or among more than one Designated Investment Company. The Custodian may charge an annual maintenance fee for each Designated Investment Company in the Account.

All cash dividends, capital gains, and dividend distributions received upon assets in the Account shall be reinvested in the securities of the selected Designated Investment Company and credited to the Account. In the event that, with respect to any such dividends and distributions, the Custodian as holder of record may elect to receive such distribution in additional shares, cash or other property, the Custodian shall elect to receive such distribution in additional shares. Sales and other charges attributable to the acquisition of securities shall be charged to the Account for which such securities are acquired.

The Custodian shall deliver or cause to be delivered to the Employee all notices, prospectuses, financial statements, proxies, voting instruction cards and proxy soliciting requests relating to the securities held in the Account. The Custodian in its capacity as Custodian hereunder shall not vote any shares of the Designated Investment Company held hereunder except in accordance with the written instructions of the Employee.

IV.      DISTRIBUTIONS

The Custodian will distribute the assets of the Account, in cash or in kind, upon receiving Written Notice, in accordance with Section IX. below, of the Employee's retirement disability (as defined in Section 72(m)(7) of the Code), attainment of age 59 1/2, financial hardship or separation of service. Employees eligible for a distribution shall receive a Notice from the Custodian. Such

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Notice  shall  inform  the  Employee  of  the  tax   consequences  of  a  403(b)
distribution, the Employee's right to elect to make a Direct Rollover, and the 20% mandatory income tax withholding that will be applied against any "Eligible Rollover Distribution" which is not directly rolled over to an eligible retirement plan.

An "Eligible Rollover Distribution" is, in general, the taxable portion of any distribution to an eligible employee, which is not:

1. a "minimum required distribution" due to attainment of age 70 1/2, pursuant to Section 401(a)(9) of the Code.

2. a part of a series of equal (or substantially equal) payments made over either the lifetime (or life expectancy) of the Employee or over the joint lifetimes (or joint life expectancies) of the Employee and his designated beneficiary; or

3. a part of a series of equal (or substantially equal) payments for a period of ten (10) years or more.

An Eligible Rollover Distribution may be transferred by the Employee to an eligible retirement plan, as a Direct Rollover. An eligible retirement plan is an Individual Retirement Arrangement (IRA) or another 403(b) plan which accepts such a transfer.

For distributions on or after January 1, 1989 on account of financial hardship, only the Employee's salary reduction contribution (and not the income thereon) may be distributed. Such Written Notice shall be irrevocable and shall specify the date upon which the distribution shall commence and that the distribution shall be effected by:

A.       a single sum payment, or

B. equal or substantially equal monthly, quarterly or annual payments over a period certain; which may be based upon, but not exceed, the life expectancy of the Employee and his or her designated beneficiary. The life expectancy of the Employee and the Employee's spouse may be recalculated, but not more frequently than once annually.

The Employee's Account must begin to be distributed to the Employee no later than April 1 of the year following the year in which the Employee attains age 70 and a half (whether or not the Employee has retired). However, for an Employee who has attained age 70 1/2 before January 1, 1988 or for an Employee covered under a governmental plan or a church plan within the meaning of Section 401(a)(9)(C) of the Code, the required beginning date is April 1 of the year following the later of the year in which the Employee attains age 70 1/2 or the year in which the Employee retires.

Upon the death of the Employee, the following distribution provisions shall take effect:

(a) If the Employee dies after distributions have commenced and before the entire interest in his or her Account has been distributed, the remaining portion will be distributed at least as rapidly as under the method of distribution being used as of the date of the Employee's death;

(b) If the Employee dies before distributions have commenced, the remaining interest in his or her Account will be distributed within five years after his or her death or at such time as provided by regulations prescribed by the Secretary of the Treasury.

(c) Notwithstanding paragraphs (a) and (b) above, if any portion of the Employee's interest is payable to or is for the benefit of a designated beneficiary, such portion will be distributed over a period not exceeding the life expectancy of such beneficiary. Distributions under this paragraph (c) shall commence within one year following the date of the Employee's death or at such time as provided by regulations prescribed by the Secretary of the Treasury.

TO ESTABLISH A FIRST INVESTORS 403(B)

IMPORTANT EMPLOYER INFORMATION:
The Custodial Account must be established by an Employer described in Section 501(c)(3) of the Code which is exempt from tax under Section 501(a) of the Code or that it is an educational organization described in Section 17(b)(1)(A)(ii) of the Code, which is operated by a State, a political subdivision of a State, or an agency or instrumentality of a State.

The Employer should not establish the Custodial Account unless the Account constitutes a governmental plan as defined in Section 3(32) of the Employee Retirement Income Security Act of 1974 (ERISA), a church plan as defined in
Section 3(33) of ERISA, or unless the Employer will have limited involvement in accordance with Department of Labor Regulation Section 2510.3-2(f).

1.    TO ESTABLISH A FIRST INVESTORS 403(b) CUSTODIAL ACCOUNT:

      A) Complete the "Amendment to Employment Agreement". Retain one copy for your records and submit the other copy to your Employer.

      B)    Submit the following documents:

            1. Completed and signed First Investors 403(b) Custodial Master Account Application.

Send to:

                      Administrative Data Management Corp.
                      Attention: Retirement Department
                      581 Main Street
                      Woodbridge, New Jersey 07095-1198

            2. Your Employer will send your 403(b) contributions to First Investors to be invested as indicated on your application.


2.       CUSTODIAL FEE (NO INSTALLATION OR ANNUAL FEES):
         Each periodic distribution may be charged $1.00; other distributions, including a single distribution of the entire account may be charged $7.00; extra services may require special fees which will be detailed upon receipt of a specific written request outlining the service to be performed. Any of the fees may be waived by the Custodian at any time. The fee schedule is subject to change by the Custodian upon 45 days' notice to the shareholder.


YOU SHOULD RETAIN THE DISCLOSURE STATEMENT AND CUSTODIAL AGREEMENT.


                    FIRST INVESTORS 403(b) CUSTODIAL ACCOUNT
      FOR EMPLOYEES OF NON-PROFIT ORGANIZATIONS AND FOR CUSTODIAL ACCOUNTS NOT SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974 (ERISA)

                        AMENDMENT TO EMPLOYMENT AGREEMENT

The  Agreement is made and entered into on this  __________  day of

__________, 19___, between the Employee and Employer, an organization described in section 403(b)(1)(A) of the Internal Revenue Code of 1986, as amended, ("the Code"), in order to provide for the remittance of contributions to the First Investors Corporation 403(b) Custodial Account maintained by First Financial Savings Bank, S.L.A. ("the Custodian") for investment in securities of a regulated investment company as defined in Section 851(a) of the Code.

In consideration of the mutual covenants contained herein and for other good and valuable consideration, the Employer and Employee, intending to be legally bound, agree as follows:

(1) The Employee hereby authorizes and directs the Employer, and the Employer hereby agrees, to reduce the Employee's cash compensation by ____________________ per _______________ and promptly to contribute such amount at the intervals herein above set forth to the Custodian at 581 Main Street, Woodbridge, N.J. 07095-1198 by check made payable to "First Investors
Corporation" together with written instructions signed by the Employer setting forth the name and address of the Employee and a direction that such contributions be invested in the Designated Investment Companies indicated on the 403(b) Custodial Master Account Application, with such contributions held by the Custodian in a non-forfeitable First Investors Section 403(b) Custodial Account.

(2) The reduction in compensation provided for in paragraph (1) above shall be effective only with respect to compensation earned by the Employee after the effective date hereof, which shall be the first date written above, and only until termination of this Agreement (or upon an amendment to this Agreement entered into between the Employee and Employer) and with respect to such sums this Agreement shall be irrevocable.

(3) The Employee hereby releases all rights, present and future, to receive payment of the Employee's compensation subject to reduction under this Agreement except: (a) the right of the Employee's estate upon the death of the Employee while in the Employ of the Employer, and (b) the right of the Employee, upon termination of employment with the Employer by reason other than death, to receive all or part of the sum specified in paragraph (1) above for which the Employee has already rendered services but which contributions have not been remitted to the Custodian for investment in the securities of a Designated Investment Company.

(4) The provisions contained herein shall apply to the employment agreement currently in effect between the Employer and Employee and to any successor employment agreements entered into between the parties and shall continue in force until terminated by the Employee or Employer.

(5) This Agreement may be terminated at any time by the Employee or Employer by giving thirty days' written notice of termination to the other party. Upon termination of this Agreement during any calendar year, no new compensation reduction agreement to provide contributions to purchase securities of a regulated investment company in a custodial account under section 403(b)(7) of the Code may be entered into between the Employer and Employee during such calendar year.

(6) Except as otherwise specifically provided herein, this Agreement may not be amended or modified. The foregoing sentence notwithstanding, the Employee may change the Designated Investment Company(ies) or direct that contributions be invested in additional Designated Investment Companies by giving written notice thereof to the Employer not less than thirty days prior to the effective date of such change.

(7) The  undersigned  Employer  represents  that it is an Employer  described in section 501(c)(3) of the Code which is exempt from tax under Section 501(a) of the Code or that it is an educational organization described in Section 170(b)(1)(A)(ii) of the Code which is operated by a State, political subdivision of a State, or an agency or instrumentality of a State.

IN WITNESS WHEREOF, the Employer has caused this Agreement to be executed and attested to by its duly authorized officers, impressed with its corporate seal, and the Employee has hereunto set his or her hand and seal, all on the day and year first above written.

Attest:
                   -------------------------------------------
                   Organization's Name or Employer's Name

----------         -------------------------------------------
                   Signature of Authorized Officer of Employer

                   -------------------------------------------
                   Employee's Signature

                   -------------------------------------------
                   Employee's Social Security Number
(SEAL)

                    FIRST INVESTORS 403(b) CUSTODIAL ACCOUNT
                               GENERAL INFORMATION

      FOR EMPLOYEES OF NON-PROFIT ORGANIZATIONS AND FOR CUSTODIAL ACCOUNTS NOT SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974 (ERISA)


I.       INTRODUCTION

Section 403(b)(7) of the Internal Revenue Code of 1986, as amended, ("the Code") permits contributions to be made to a Custodial Account maintained by a bank for investment in securities of a regulated investment company to provide retirement benefits for Employees of certain non-profit educational, charitable, humane and religious organizations. Such contributions, to the extent that they do not exceed limitations imposed by the Code, need not be included in the income of the Employee for Federal income tax purposes. The First Investors Corporation 403(b) Custodial Account (the "Custodian Account") is intended to operate within the provisions of Section 403(b)(7) of the Code. The discussion of Federal tax consequences which follows is general in nature and not exhaustive, therefore any Employer or Employee desiring to establish the Custodial Account should consult with a qualified tax advisor.

The First Investors Corporation 403(b) Custodial Account is not suitable for use by Employers who are subject to the requirements of the Employee Income Security Act of 1974 (ERISA). Therefore, an Employer should not adopt the Custodial Account unless the Account is a governmental plan as defined in Section 3(32) of ERISA, a church plan as defined in Section 3(33) of ERISA, or unless Employer involvement with the Account is limited in accordance with Section 2510.3-2(f) of the Department of Labor regulations.

II.      ELIGIBLE EMPLOYEES

Teachers, clerical, administrative, custodial and other employees who perform services for the following types of tax-exempt organizations are eligible to participate in the Custodial Account:

(1) public educational institutions where the Employer is a state, a political subdivision of a state or an agency or instrumentality of any of the foregoing; included in this category are public elementary and secondary schools, state colleges and universities, and (2) organizations described in Section 501(c)(3) of the Code; specifically foundations, corporations, community chests or funds organized and operated exclusively for religious, charitable, scientific, testing for public safety, literary or educational purposes or for the prevention of cruelty to children or animals. This category includes private, non-profit, colleges, universities, parochial schools, research foundations, and domestic welfare and humane societies which are or have been determined to be
Section 501(c)(3) organizations. Effective for years beginning after 1988, in general, all Employees of the organization (other than a church described in Section 3121(w)(3)(A) or (B) of the Code) must be eligible to make contributions to the Custodial Account by salary reduction, except for Employees who participate in a Section 457 deferred compensation plan, a Section 401(k) cash or deferred arrangement or another Section 403(b) program. Students and Employees who normally work less than 20 hours per week may be excluded if certain conditions are met.

III.     CONTRIBUTIONS

Contributions to the Custodial Account may be made by the Employer as a benefit in addition to cash compensation1, or through the Employer by salary reduction. If contributions are to be made by salary reduction, the Employer and Employee must complete and execute two copies of the "Amendment to Employment Agreement". This form must be completed and executed even if the Employer and Employee are parties to a formal written contract of employment. One copy should be retained by each. The periodic contribution to the Account must be inserted in Item 1. The contribution may be expressed in dollars or as a percentage of the Employee's compensation, contributions will increase or decrease automatically as the Employee's compensation is increased or decreased.

The  "Amendment to Employment  Agreement" is intended to comply with

--------
         1Effective for years beginning 1988, if the Employer (other than a church within the meaning of Section 312(w)(3)(A) or (B)) makes contributions to the Custodial Account in addition to or in lieu of contributions pursuant to a salary reduction agreement, the Custodial Account must satisfy the requirements of Sections 401(a)(4), (5), (17) and (26), 401(m), and 410(b) of the Code as if
the Account were described in Section 401(a) of the Code.

applicable Internal Revenue Service requirements relating to contributions derived from salary reduction. Pursuant to the requirement, the Agreement must be legally binding between the Employer and Employee, applicable only to compensation earned after the effective date of the Agreement and, with respect to such sums, must be irrevocable. In addition, only one salary reduction Agreement can be made with the same Employer in any one tax year. The agreement may not be amended but it may be terminated as to compensation earned subsequent to the time of termination. It will not be considered an amendment of the Agreement if the selection of Designated Investment Company is changed from time to time.

In addition, the Employer and the Employee must complete, execute and forward to First Investors Corporation two copies of the Application for Custodial Account. First Investors Corporation will forward the copies of the Application to the Custodian for acceptance. By executing the Application the Employee agrees to the terms of the Custodial Account Agreement (which includes the Application).

IV.      LIMITATIONS ON CONTRIBUTIONS

The Code presently imposes limitations on the excludable amounts which may be contributed to the Custodial Account for each taxable year of the Employee. Contributions to the Custodial Account may not exceed 20% of the includable compensation2 of the Employee for such year multiplied by the number of years of service2 in the employ of the Employer (but not less than one year), minus amounts contributed in such previous years which were excludable from the gross income of the Employee for Federal income tax purposes. (This highlighted contribution formula shall hereinafter be referred to as the "Exclusion Allowance".)

In determining "amounts contributed in previous years which were excludable from the gross income of the Employee for federal income tax purposes" it is necessary to aggregate Employer contributions made to any qualified pension or profit sharing, or annuity plan under Sections 401(a) or 403(a), or to a state retirement system, as well as previous contributions made under Section 403(b) of the Code.


--------
         2"Includable Compensation" and "Years of Service" are defined terms under the Code. Please refer to the definitions appearing in Section XI.

Therefore, to calculate the Exclusion Allowance, Employer contributions for prior and current years which were excludable from the gross income of the Employee must be ascertained.

Because the term "includable compensation" does not include the amount of any contribution to a 403(b) Account to the extent that such contribution does not exceed the Exclusion Allowance, the maximum permissible contribution for an Employee who has not more than one year of service with the Employer and for whom excludable contributions have not previously been made, is one-sixth or 16 2/3% of salary before reduction.

Except as described in Sections V. and VI. below, the Exclusion Allowance is subject to certain additional overall limitations. The Exclusion Allowance may not exceed the lesser of: (a) $30,000 (or, if greater, 1/4 of the dollar limitation in effect for defined benefit plans or (b) 25% of the Employee's Compensation.2

V.       SPECIAL ELECTIVE CONTRIBUTION
         ALTERNATIVE FOR CERTAIN EMPLOYEES

While Contributions may continue to be based on the Exclusion Allowance, Employees of Public Educational Institutions, Hospitals, Health and Welfare Service Agencies and Home Health Service Agencies will be permitted, subject to the limitations of Section IV.(a) and Section VI., special elective contribution alternatives. Under the elective methods, contributions on behalf of Employees may be calculated in accordance with any of the following alternative methods:

(a)      The lesser of:

(i)      25% of the Employee's Includable Compensation plus $4,000,

(ii)     The Exclusion Allowance, or

(b) The lesser of 25% of the Employee's Compensation or $30,000 (or 1/4 of the dollar limitation in effect for defined benefit plans, if greater).

(c) In the Employee's year of separation from service, an amount equal to the lesser of the Exclusion Allowance calculated by taking into account each year of the period of years (but not more than ten) immediately preceding the date of the Employee's separation from service, or $30,000 (or 1/4 of the dollar limitation in effect for defined benefit plans, if greater).

Alternative (c) may be used only once. An election by an Employee to have any one of the alternative methods in paragraphs (a), (b), or (c) above will preclude an election to have any other of the alternative methods apply in any future year. If alternative (b) is elected, contributions and benefits under the Employer's qualified retirement plans must be combined with contributions to the Custodial Account.

In addition to alternatives (a), (b) and (c) above, employees of certain church organizations can elect to have other special limits apply. Under one of these special limits these employees can use $10,000 as the limit on annual contributions made on their behalf for a year. The lifetime maximum under this method is $40,000. If a Church employee elects the $10,000/$40,000 limitation described above, he or she cannot also elect to use election (c) above for one year. In the alternative, if the Church employee does not have adjusted gross income in excess of $17,000 for the year, he or she can annually elect a minimum Exclusion Allowance equal to the lesser of $3,000 of his or her includable compensation for the year. The Code requires that in order for an eligible Employee to use any of the elective methods, his or her election must be irrevocable and must be made in accordance with regulations under the Code.

VI.      SPECIAL LIMITATIONS ON SALARY REDUCTION CONTRIBUTIONS

Notwithstanding the fact that a contribution falls within the limits of the Exclusion Allowance or special elective contribution alternatives discussed above, effective January 1, 1987, no more than $9,5000 in salary reduction contributions may be contributed annually, and excluded from income, to a Custodial Account. Furthermore, if an Employee also makes salary reduction contributions under a qualified cash or deferred arrangement as defined in
Section 401(k) of the Code, or under a simplified employee pension as defined in
Section 408(k) of the Code, or under another 403(b) annuity contract or custodial account, those contributions are all aggregated with the salary reduction contributions under the Custodial Account for purposes of the $9,500 limit. The $9,500 limit is an overall cap on contributions and does not increase the Employee's maximum contribution limit, if that is a lesser amount.

Employees of public educational institutions, hospitals, home health services, health and welfare service agencies or churches may be able to make salary reduction contributions of more than $9,500 per year to their Custodial Accounts if they have completed 15 years of service with that institution. Under this exception, the maximum contribution is increased by the lesser of a) $3,000; b) $15,000 reduced by any amounts in excess of $9,500 that were contributed on behalf of the Employee in prior years pursuant to this special rule; or c) the excess of (i) $5,000 multiplied by the Employee's number of years of service with the Employer, over (ii) the amount of salary reduction contributions made on the Employee's behalf for prior taxable years.

If an Employee contributes a greater amount to the Custodial Account than the maximum amount described in the Section VI., the Employee may notify the Custodian by March 1 following the year in which an excess amount is contributed, of the amount of the excess (called an "Excess Deferral"). Upon receiving such notice, the Custodian may distribute the amount of such Excess Deferral (and the income thereon) by April 15 following the close of such year. The amount of the Excess Deferral that is distributed is not includable in the Employee's income and is not subject to the 10% additional tax on distributions before age 59 1/2.

Contributions made pursuant to an Employee's one-time irrevocable election to reduce salary, made at the time of initial eligibility to participate in the Custodial Account, are not treated as salary reduction contributions for purposes of the limitations described in this Section VI.

VII.     COVERAGE UNDER MORE THAN ONE PLAN

If Contributions to the Custodial Account are based on the alternative method set forth in Section V.(b) above, and the Employee is covered by a retirement plan controlled, and maintained for him or her, by his or her employer (for example, a state-wide plan for teachers), both the Employer's plan and the Custodial Account must be considered to be one plan in order to determine whether the limitations on contributions and benefits imposed by the Code will be exceeded.

The First Investors Corporation Custodial Account is considered to be a Defined Contribution Plan. If the other plan(s) under which the Employee is covered is
(are) also Defined Contribution Plans, the Annual Addition under all such plans (including the Custodial Account) for any taxable year may not exceed the lesser of 25%
of the Employee's compensation or $30,000 (or, if greater, 1/4 of the dollar limitation in effect for defined benefit plans).

The term "Annual Addition" means the sum for any year of (a) Employer Contributions, (b) Employee Contributions and (c) forfeitures. All Contributions to the Custodial Account are considered under the Code to be Employer Contributions even if derived through a salary reduction arrangement. Moreover, the Custodial Account does not provide for forfeitures since the Employee's benefits vest immediately. However, these items must be taken into consideration to the extent applicable to any other plans maintained by the Employer for the Employee.

If the other plan(s) under which the Employee is covered is a Defined Benefit Plan, then the sum of the projected annual benefit under the Defined Benefit Plan and the Annual Additions under the Defined Contribution Plan (the Custodial Account) may not exceed an additional overall limitation. This overall limitation is determined, in general, by computing two factors:

(i) The "Defined Benefit Fraction," which is expressed as the projected annual benefit under the Defined Benefit Plan as of the end of the year divided by the lesser of (a) $90,000 (as adjusted for inflation) times 1.25, or (b) 100% of the Employee's compensation for his or her three highest years times 1.4; and

(ii) The "Defined Contribution Fraction," which is expressed as the total Annual Additions to the Defined Contribution Plan as of the end of the year divided by the sum for all years of the employee's service of the lesser for each year of
(a) $30,000 (or if greater, 1/4 of the Defined Benefit limit in effect for the year) times 1.25 or (b) 25% of the Employee's Compensation for the year or, if applicable, the special limit for Church Employees discussed in Section V. above.

The overall limitation is exceeded if the sum of the Defined Benefit Fraction and the Defined Contribution Fraction exceeds 1.00.

VIII.    EXCESS CONTRIBUTIONS AND BENEFITS

The Code imposes penalties on the portion of contributions to the Custodial Account which exceed the applicable Exclusion Allowance described above ("Excess Contributions"). Excess Contributions to the Custodial Account are subject to a 6% federal excise tax until the excess is eliminated and also are includable in the gross income of the Employee for federal income tax purposes in the year in which such Excess Contribution is made. Further, if an Excess Contribution is made, the amount thereof reduces the Employee's Exclusion Allowance.

Amounts contributed in excess of the $9,500 limit described in Section VI. are not "Excess Contributions" subject to an excise tax. However, unless such amounts are distributed as described in Section VI., the Excess Deferral is includable in the Employee's gross income both in the year contributed, and again when such amounts are distributed from the Employee's Custodial Account.

IX.      DISTRIBUTIONS

Distributions from the Custodial Account are intended to provide a retirement benefit for the Employee, and accordingly, will be paid after the Custodian has received notification of the Employee's retirement at normal retirement age, ordinarily age 65. The Employee's Custodial Account must begin to be distributed by April 1 of the year following the year in which the Employee attains age 70 1/2 (whether or not the Employee has retired).

However, for an Employee who has reached age 70 1/2 before January 1, 1988 or for an Employee covered under a governmental plan or a church plan within the meaning of Section 401(a)(9)(C) of the Code, the required beginning date is April 1 of the year following the later of the year in which the Employee attains age 70 1/2 or the year in which the Employee retires.

Distributions from the Custodial Account made as a result of the death of the Employee must be made over certain time periods as specified in the Code and Internal Revenue Service regulations. The time period over which benefits must be paid, because of an Employee's death, depends on the relationship of the beneficiary to the Employee and whether benefits to the Employee had commenced prior to his or her death.

Distributions on death will be made to the Employee's designated beneficiary.

In addition to retirement distributions, if the Employee encounters financial hardship, becomes disabled, separates from the service of the Employer, or attains age 59 1/2, distributions may be made from the Account. However, effective January 1, 1989, if a distribution is made on account of financial hardship, only the Employee's salary reduction contributions (and not the income thereon) may be distributed.

Any Eligible Rollover Distribution which is not transferred to an eligible retirement plan shall be subject to mandatory 20% income tax withholding, in addition to income taxes and (possibly) a ten percent (10%) early withdrawal penalty. The Code imposes penalties if the Employee receives distributions from the Custodial Account before the Employee attains age 59 1/2. A 10% additional income tax is imposed on the amount of the distribution that is includable in the Employee's gross income unless the distribution is due to the Employee's disability, death, part of a series of substantially equal payments over the Employee's life expectancy or the joint life expectancies of the Employee and the Employee's designated beneficiary, made on account of the Employee's separation from service after attainment of age 55, or in certain other limited instances.

X.       FEDERAL TAX TREATMENT

Contributions to the Custodial Account which do not exceed the Exclusion Allowance and the special limitation on elective salary reduction contributions are excludable from the gross income of the Employee. Dividends and capital gains distributions on securities held in the Custodial Account are accumulated tax-free until distribution of the Account. Distributions from the Custodial Account are taxed to the Employee under Section 72 of the Code as ordinary income in the year(s) during which such distributions are received. If all contributions have been excluded from the Employee's taxable income, the Employee's cost basis in the Custodial Account is zero and distributions therefrom will be taxed as ordinary income as received. If any part of the contributions were taxable to the Employee, which would be the case for example if the Exclusion Allowance was exceeded, the aggregate amount of all such taxable contributions comprises the Employee's cost basis. If such an Employee takes distributions from the Custodial Account in installments, then all of the installments will include a portion excludable from tax as a return of the Employee's cost basis.

In the event of the death of an Employee prior to the full distribution of his or her Custodial Account, the remainder is taxed as income to his or her beneficiary as received. Like the Employee, however, the beneficiary may exclude any remaining cost basis which the Employee had in the Custodial Account.

Under certain circumstances, a death benefit exclusion is available to the death beneficiary of an Employee. In such cases, the beneficiaries of the Employee are entitled to an exclusion of $5,000 (aggregate total for all beneficiaries) for income tax purposes. If the deceased Employee was a participant in a qualified trust or annuity plan of the Employer, as well as a participant in the Custodial Account, the exclusion must be allocated between distributions for both sources.

Section 403(b)(7) was added to the Code by the Pension Reform Act of 1974. No final regulations pertaining specifically to that section have as yet been adopted by the Internal Revenue Service. If final regulations are adopted requiring changes to the First Investors Corporation 403(b) Custodial Account Agreement, it is the intention of First Investors Corporation to amend the Agreement to comply with any such regulations.

It should be understood, in addition, that the foregoing discussion of federal income tax consequences is not exhaustive. Employers desiring to establish the Custodial Account to provide retirement benefits for Employees should consult fully with a qualified tax advisor in order to ascertain whether, in light of any existing retirement plans for their Employees, contributions or benefits under all such Plans (including the Custodial Account if adopted) will exceed permissible limits under the Code. Employers and their Employees desiring to enter into a salary reduction arrangement to fund the Custodial Account should determine that they are permitted to enter into the salary reduction agreement and such Employees should carefully determine whether applicable contributions and benefit limits will be exceeded due to contributions to the Custodial Account.

XI.      DEFINITIONS

(a) "Includable Compensation" means the amount of Compensation received by the Employee from the Employer named in the Application which is includable in the Employee's gross income for federal income tax purposes computed without regard to Section 911 of the Code. Contributions to the Account or to any annuity contract under Section 403(b) of the Code which are excludable from gross income are not considered to be "Includable Compensation" for purposes of calculating the Exclusion Allowance. Section 911 of the Code in certain circumstances permits exclusion from gross income of certain items of income earned outside the United States. However, where Section 911 permits exclusion from gross income of certain earned income, these amounts must be included in "Includable Compensation" to determine that amount of the Exclusion Allowance during any taxable year of the Employee.

(b) "Years of Service." Section 403(b)(4) of the Code requires that in determining the number of years of service in calculating the "Exclusion Allowance," there shall be included one year for each full year during which the Employee was a full-time Employee of the Employer named in the Application. In determining what constitutes a full year of service, the Employer's annual work period, and not the Employee's taxable year, is the standard of measurement. For example, in determining whether a professor is employed full-time, the number of months of the school academic year is the standard of measurement. If the Employee has been in the Employer's employ for a period of time shorter than the Employer's annual work period, the fraction of the year used to calculate the Exclusion Allowance equals the fraction in which the numerator is equal to the number of weeks for such year of full-time employment over a denominator which equals the employer's annual work period. For example, if an Employer's annual work period is 30 weeks and the Employee has been employed full-time by that Employer for 15 weeks, for purposes of calculating the years of service factor of the Exclusion Allowance for that year the Employee is considered, under the Regulations, to have completed one-half year of service.

In determining whether an Employee is employed full-time, the amount of work which he or she is required to perform must be compared with the amount of work which is normally required by Employees holding the same position with the same Employer and who generally derive the major portion of their personal service income from such position.

Special rules apply for calculating "Years of Service" for Employees who have been "part-time" Employees for an entire year or for part of a year. These rules appear in Section 1.403(b)-1(f)(5) of the Regulations under the Code and should be consulted with respect to any part-time Employees expected to be covered by the Custodial Account.

For purposes of calculating the Exclusion Allowance, if the Employee has less than one year of service, such fraction of a year will be considered one year.

(c) "Compensation" for purpose of the limitations described in Section IV. and V. above is defined in Sections 414(s) and 415(c)(3) of the Code, and as applicable to the Custodial Account means the compensation of the Employee from the Employer for the year in question. "Compensation" does not include amounts contributed to the Custodial Account which are currently excludable from gross income.